EXHIBIT 4(e)

                                 FIRST AMENDMENT
                              UTILICORP UNITED INC.
                      EXECUTIVE COMPENSATION SECURITY TRUST

      This Amendment ("Amendment") made and entered into this 23rd day of March, 1998 by UtiliCorp United Inc. (the "Company"), a Delaware Corporation, and LaSalle National Trust, N.A., (the "Trustee"),

                                   WITNESSETH:

      WHEREAS, the Company and the Trustee entered into the UtiliCorp United Inc. Executive Benefits Security Trust (the "Trust") dated January 1, 1997, for the purpose of assisting the Company to meet its obligations under certain non-qualified deferred compensation plans sponsored and maintained by the Company, and to provide the participants under such plans with certain protections in the event of a change in control of the Company; and

      WHEREAS, in accordance with Article VII of the Trust, the Company reserved the right to amend the Trust Agreement from time to time, subject to certain exceptions that are not applicable; and

      WHEREAS, the parties now desire to amend the Trust Agreement in the manner set forth below;

      NOW, THEREFORE, the Trust Agreement is hereby amended effective as of January 1, 1998:

      1. Subparagraph (a) and (b) of paragraph 2.02 are amended to read in their entirety as follows:

          (a) To invest and reinvest part or all of the Trust Fund in any real or personal property (including investments in any stocks, bonds, debentures, mutual fund shares, notes, commercial paper, treasury bills, any common, commingled or collective trust funds or pooled investment funds described in paragraph 2.03, any interest bearing deposits held by any bank or similar financial institution, and any other real or personal property).

          (b) To apply for, pay premiums on and maintain in force on the lives of some or all of the Participants, individual, group term, universal or other life insurance policies ("Policies" or "Policy") to fund benefits under the Plans for Participants on whose lives the
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               Policies are issued and containing such provisions as the
               Committee may approve or direct; to receive or acquire such a Policy from the Company or from the Participant on whose life the Policy is issued, but the Trustee may purchase a Policy from the Company or from the Participant only if the Trustee pays, transfers or otherwise exchanges for the Policy no more than the cash surrender value of the Policy and the Policy is not subject to a mortgage or similar lien which the Trustee would be required to assume; and to have with respect to Policies any rights, powers, options, privileges and benefits usually comprised in the term "incidents of ownership" and normally vested in an insured or owner of such Policies.

     2. A new paragraph 2.04 is added to the Trust to read in its entirety as follows:

     2.04 Direction of Committee. Notwithstanding any provision in this Agreement to the contrary, the Committee shall retain the right to direct the Trustee from time to time with respect to the investment and reinvestment of part or all of the Trust Fund; provided that, in the event of a Change in Control (as defined in the Plans) all such powers of the Committee to direct the Trustee under this Agreement shall terminate, and the Trustee shall act in its own discretion to carry out this Agreement in accordance with the terms of the Plans and this Agreement.

     3. Paragraph 6.01 of the Trust is amended to read in its entirety as follows:

     6.01 Resignation or Removal of Trustee. The Trustee may resign at any time by giving sixty (60) days advance written notice to the Company and the Committee. The Company or the Committee may remove the Trustee; provided that such removal shall not become effective until the time immediately proceeding the appointment of a successor Trustee pursuant to paragraph 6.02; and provided further that in the event of a Change in Control (as defined in the Plans), the Trustee may only be removed by a majority vote of the Participants, and if a Participant has deceased, his or her beneficiaries (who collectively shall have one vote among them and shall vote in place of such deceased Participant), by giving sixty (60) days advance written notice to the Trustee or such shorter notice accepted by the Trustee.

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     4. Each reference to "Deferred Benefit Account(s)" shall instead refer to
"Deferral Account(s)."

      IN WITNESS WHEREOF, the Company and the Trustee have caused this Amendment to be executed on their behalf and by the respective officers thereunto duly authorized, the day and year first above written.

                               UTILICORP UNITED, INC.


                               By:     /s/ Leo E. Horton

                               Its:     Senior Vice President


                               LaSALLE NATIONAL TRUST, N.A.


                               By:     /s/ William R. Kursar

                               Its:     Senior Vice President


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